Exhibit 99.1
FOR IMMEDIATE RELEASE

Clearwater Analytics Announces New Board Members to
Accelerate International Growth and Innovation

Mukesh Aghi and Bas NieuweWeme Bring Decades of Leadership in Asset
Management, M&A, and Platform Expansion

BOISE, Idaho, CHICAGO, NEW YORK, LONDON and HONG KONG, August 05, 2025 – Clearwater Analytics (NYSE: CWAN), the most comprehensive technology platform for investment management, today announced the appointment of two new independent board members: Dr. Mukesh Aghi, former CEO of several technology companies and the current CEO of the U.S.-India Strategic Partnership Forum, and Bas NieuweWeme, former Global CEO of Aegon Asset Management.

The additions reflect Clearwater’s focus on scaling its global presence and deepening its platform expertise across public and private markets. With track records spanning institutional asset management, cross-border M&A, and enterprise technology, both leaders bring perspectives critical to Clearwater’s next phase of growth.

“Mukesh and Bas join our board at a pivotal moment as we accelerate our expansion across Asia-Pacific and European markets while scaling our private markets capabilities globally,” said Sandeep Sahai, CEO of Clearwater Analytics. “Mukesh’s track record facilitating $50+ billion in cross-border investments provides invaluable insight as we deepen our APAC presence, while Bas’s experience managing $400+ billion across public and private assets—and navigating complex regulatory environments from Europe to Asia—directly aligns with our multi-regional platform expansion strategy. Their combined expertise spanning these critical growth markets will be instrumental as we serve the increasingly sophisticated needs of global institutional investors.”

Dr. Mukesh Aghi, who was elected by the Company’s shareholders at its most recent annual meeting of stockholders, is a seasoned executive and strategic advisor with a deep focus on Asia Pacific markets and global enterprise expansion. As President and CEO of the U.S.-India Strategic Partnership Forum, he has helped facilitate more than $50 billion in investment into India. His M&A experience includes playing a pivotal role in the creation of DXC Technology (a $26 billion merger of HPE and CSC) and leading the acquisition of Intertrust Group. He currently serves as Executive Chairman of Kore.ai, and previously held senior leadership roles at IBM, Ariba, J.D. Edwards, L&T Infotech, and Steria.

Bas NieuweWeme, who was appointed by the Company’s Board of Directors, most recently served as Global CEO of Aegon Asset Management, where he oversaw more than $400 billion in assets and led global expansion of the firm’s third-party institutional business. His extensive M&A and integration expertise includes managing the complex integration of ASR’s alternative fixed income assets, funds, and teams into Aegon AM following Aegon’s major insurance transaction with ASR in 2023, leading the successful acquisition and integration of NIBC’s Northwesterly CLO platform, and supervising the strategic integration of acquired company La Financière de l’Echiquier with La Banque Postale Asset Management (LBPAM). Bas brings more than 25 years of experience in asset management across the U.S., Europe, and Asia, and has held board roles in the Netherlands, France, the UK, China, and the U.S.—including serving as non-executive director at AIFMC (a top 10 fund manager in China) and vice chairman of the supervisory board of LBPAM in France.

These appointments reflect Clearwater’s commitment to delivering operational excellence and data-driven insights at scale—backed by a team and board with unmatched expertise in investment operations and technology transformation.

Learn more about how Clearwater Analytics can elevate your investment management strategy and drive operational excellence by speaking to an expert today.

About Clearwater Analytics

Clearwater Analytics (NYSE: CWAN) is transforming investment management with the industry's most comprehensive cloud-native platform for institutional investors across global public and private markets. While legacy systems create risk, inefficiency, and data fragmentation, Clearwater's single-instance, multi-tenant architecture delivers real-time data and AI-driven insights throughout the investment lifecycle. The platform eliminates information silos by integrating portfolio management, trading, investment accounting, reconciliation, regulatory reporting, performance, compliance, and risk analytics in one unified system. Serving leading insurers, asset managers, hedge funds, banks, corporations, and governments, Clearwater supports over $8.8 trillion in assets globally. Learn more at www.clearwateranalytics.com.

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Media Contact:

Claudia Cahill, Head of Communications and PR | +1 208-433-1200 | press@clearwateranalytics.com